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                                                                   EXHIBIT 10.12


                              [PIVOTAL LETTERHEAD]


November 21,1997

Mr. Glenn Hasen
1221 1st Avenue
Apt.#1415
Seattle WA 98101

Dear Glenn:

The Board at its meeting on October 21, 1997 agreed to grant to you an option to acquire 136,000 common shares of the Company at a price of $.25 per share. Your Option will be in accordance with the terms of the Company's Incentive Stock Option Plan and the Option Certificate which accompanies this letter, however, the terms of the Option will be amended in the following respects:

1.      the option will vest and be exercisable by you immediately;

2. if you cease to be employed by the Company prior to November 1, 2000, the Company will have the right to repurchase from you at the option price, that portion of the shares acquired by you under your option that would not have vested in accordance with the Company's normal four year vesting period under the Plan, calculated from November 1, 1996, and any outstanding options will then terminate; and

3. if your employment with the Company is terminated without cause and as a consequence of an acquisition by a third party of substantially all the assets or shares OF the Company, then if such acquisition occurs prior to November 1, 2000, you will be entitled to retain only the number of shares acquired under the Plan that would have vested under the Company's normal four year vesting period under the Plan, calculated from November 1, 1996, determined as at the date of such acquisition, together with one-half of the balance of the shares that would not have then vested under the Plan, and the option in respect of the balance of the shares will be cancelled, and if any portion of such option has been exercised by you prior to such acquisition, then such shares will be repurchased by the Company from you at the option price.



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Mr. Glenn Hasen
November 21, 1997
Page 2

Would you please acknowledge your agreement to the foregoing terms by signing and returning a copy of this letter.

Yours truly,

/s/ NORM FRANCIS
------------------------
Norm Francis
President & CEO

NB:cl




I agree with the forgoing terms of my option.


/s/ GLENN HASEN
------------------------
Glenn Hasen